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                                                                  EXHIBIT 5.1

                                          August
                                           29th
                                          1 9 9 7

Acacia Research Corporation
12 South Raymond Avenue
Pasadena, California 91105

    Re:  Registration on Form S-3 of Common Stock, no par value, of Acacia Research Corporation (the "Company")
         -------------------------------------------------------

Ladies and Gentlemen:

    At your request, we have examined the Registration Statement on Form S-3 to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 120,600 shares of Common Stock, no par value, of the Company (the "Common Stock") to be sold by certain shareholders of the Company. We have examined the proceedings heretofore taken in connection with the authorization of the issuance of the Common Stock upon exercise of stock options.

    Based upon such examination and upon such matters of fact and law as we have deemed relevant, we are of the opinion that, upon exercise of the stock options, payment of the exercise price in accordance with the terms of the stock options and the countersigning of the certificates representing the Common Stock by the Transfer Agent and Registrar, the Common Stock will have been duly authorized by all necessary corporate action on the part of the Company and will be validly issued, fully paid and nonassessable.

    We consent to the use of this opinion as an exhibit to the Registration Statement.

                                          Respectfully submitted,



                                          O'MELVENY & MYERS LLP